Exhibit 23.1

VINCENT E. WALSH, CPA FROMENT JOHN GONZALEZ, III, CPA DON F. RODRIGUEZ, CPA, CVA SAM S. FERLITA, CPA, CVA	Members: American Institute of Certified Public Accountants ¿ Florida Institute of Certified Public Accountants ¿ Registered with Public Companies Accounting Standards Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8, SEC File Nos. 333-205328, 333-168611, 333-50325, 333-76038, 333-134631 and 333-166130 of Odyssey Marine Exploration, Inc. and subsidiaries of our reports dated March 24, 2016, on the financial statements and internal control over financial reporting of Odyssey Marine Exploration, Inc. and subsidiaries, in this Annual Report on Form 10-K for the year ended December 31, 2015.

FERLITA, WALSH, GONZALEZ & RODRIGUEZ, P.A.

Certified Public Accountants

Tampa, Florida

March 24, 2016

3302 Azeele St. ¿ Tampa, FL 33609

(813) 877-9609 ¿ Fax: (813) 875-4477

www.fwgcpas.com